Exhibit 99.2

Cognizant

Q3 2021

"I'm pleased with our third quarter performance. While the industry faces an unprecedented competition for talent, we attracted a record number of employees to Cognizant, and stayed focused on delivering against our client commitments and our strategic repositioning. We continue to make important investments to ensure Cognizant is well positioned to serve our clients as they embrace digital business models."

Brian Humphries | Chief Executive Officer

Revenue

$4.7 billion

Reported YoY ↑ 11.8%

Constant Currency YoY ↑ 11.0%

Digital revenue up ~18% year-over-year and represents 44% of total revenue, up from 42% in prior year period

GAAP Operating Margin | **15.4%** Adjusted Operating Margin | **15.8%** GAAP Diluted EPS | **$1.03** Adjusted Diluted EPS | **$1.06**

Cash Flow

Cash Flow From Operations	Free Cash Flow
$948M	**$897M**

Capital Return

Q3 2021 Dividend	Q3 2021 Share Repurchases
$127M $0.24/share	**$129M**

Revenue by Geography

($ IN BILLIONS)

Reported YoY | Constant Currency YoY


$0.3
$0.9
$3.5

- **Rest of World** ↑22.0% ↑21.0%
- **North America** ↑ 9.7% ↑ 9.5%
- **Europe** ↑ 16.9% ↑ 13.7%

Revenue by Segment

($ IN BILLIONS)

Reported YoY | Constant Currency YoY


$0.7
$1.5
$1.1
$1.4

- **Communications, Media & Technology** ↑20.0% ↑19.1%
- **Financial Services** ↑ 5.1% ↑ 4.3%
- **Products & Resources** ↑19.4% ↑ 18.1%
- **Healthcare** ↑10.0% ↑ 9.8%

Total Employees		Voluntary Annualized Attrition
318,400	**+17,200** Q/Q **+35,300** Y/Y	**33%**

Acquisitions Announced in Q3 2021

COMPANY	DIGITAL BATTLEGROUND
TQS integration – A Cognizant Company	IoT
HUNTER htrjobs.com	Software Engineering

Cognizant Commits to Net Zero Emissions by 2030

For non-GAAP financial reconciliations refer to Cognizant's 2021 third quarter earnings release issued on October 27, 2021, which accompanies this presentation and is available at investors.cognizant.com.